Exhibit 99.3

Spirit Realty Capital Amends Shopko Master Lease and Provides Update on Shopko’s Holiday Period Results

- Funds $35 Million into Shopko’s $784 Million Asset Backed Lending Facility, Enters into an Amendment to Master Lease -

- Receives Select Financial Results from Shopko Reflecting Strong Holiday Period -

DALLAS, Texas, January 16, 2018 — Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or the “Company”) announced today that it has funded $35 million (the “B-1 Term Loan”) into an existing credit facility (“Term B Loan’) of Shopko Stores Operating Co., LLC and its affiliates (“Shopko”), and concurrently entered into an amendment to Shopko’s Master Lease. The Term B Loan facility is part of Shopko’s $784 million asset backed lending facility and shares the collateral.

The Master Lease amendment requires Shopko to provide to Spirit annual and quarterly financial statements that are compliant with the U.S. Securities and Exchange Commission (the “SEC”) rules. Further, the amendment modifies certain provisions of the Master Lease including provisions related to assignment by Tenant, subletting by Tenant, sale by Landlord and rent payment date, and specifies a maximum three-month deferred non-consecutive rent period with associated interest charges. Spirit’s B-1 Term Loan bears interest at a rate of 12% per annum, and along with the existing Term B Loan, matures in 2020 and is secured by Shopko’s assets in their $784 million asset backed lending facility.

“We are very pleased with the outcome of our continued conversations with the team at Shopko as we seek to maximize the value of our Shopko assets,” stated Jackson Hsieh, President and Chief Executive Officer of Spirit. “As Shopko has executed on their strategy to improve operations, which resulted in strong results for the important holiday season, we reached an agreement to join their existing lender group and provided Shopko $35 million for a two year term at a rate that we believe provides an attractive return for Spirit shareholders. In exchange, we amended our Master Lease to define a limited rent deferral period, which maintains our rental rate while providing Shopko with incremental flexibility, and most importantly, to gain access to quarterly and audited annual financial statements from Shopko, which we believe provides immediate, significant incremental visibility and over the long term, far greater optionality with respect to our ability to transact that portfolio. Our previously announced spin-off transaction was not dependent upon Spirit amending the Master Lease or funding the term loan.”

On January 16, 2018, Spirit received a letter from Shopko providing an update on Shopko’s select financial results. For the nine week holiday period ended December 30, 2017, EBITDA grew by 18%, Main Store Gross Margins improved by over 250 basis points and comp Main Store Sales (excluding the impact of lower clearance sales) were down by 0.7%, in each case, compared to the corresponding period in the prior year. A copy of the letter has been posted to the investor relations section of Spirit’s website.

About Spirit Realty Capital

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that primarily invests in high-quality, operationally essential real estate, subject to long-term, net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial and office properties providing superior risk adjusted returns and steady dividend growth for our shareholders.

As of September 30, 2017, our diversified portfolio was comprised of 2,511 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 49.7 million square feet, are leased to approximately 421 tenants across 49 states and 30 industries.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of our common stock, and conditions of the equity and debt capital markets, generally), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers, potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, risks and uncertainties related to the completion and timing of Spirit’s proposed spin-off of assets that collateralize Master Trust 2014, almost all the properties that Spirit leases to Shopko and certain of its affiliates, as well as certain other assets , and the impact of the spin-off on Spirit’s business, and other additional risks discussed in Spirit’s most recent filings with the SEC, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

(972) 476-1403

InvestorRelations@spiritrealty.com